Exhibit 10.21

BUY AND SELL AGREEMENT

THIS AGREEMENT (the “Agreement”), is entered into as of November 22, 2021, (the “Effective Date”) by and between WAND DENTAL, INC., (“Wand Dental”), a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 425 Eagle Rock Avenue, Roseland, NJ 07068, USA and Michelle Zhang dba Solee Science & Technology USA (“Buyer”), a corporation organized and existing under the laws of the country of USA and having its principal office at 233 Mt. Airy Road, Basking Ridge, NJ 07920

WITNESSETH

WHEREAS, Wand Dental desires to sell the Products as defined below through Buyer

WHEREAS, the Buyer desires to buy Products defined below; and

WHEREAS, the parties desire to enter into this Agreement governing their relationship; and

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Appointment and Territory.

A.	Wand Dental hereby agrees to sell to Buyer the Wand ® System Instruments, associated handpieces, and spare parts (the “Products”)

B.

The geographical area, hereinafter referred to as the “Territory”, in which the Buyer shall have sales rights is the country of China and is only allowed to sell the Products to Anhui Mashida Technology Co., Ltd. China.

2.	Term.

A.	The term of this Agreement shall be for the period commencing on the Effective Date and ending on November 30, 2022.

B.	Buyer shall buy the following minimum quantities during the first year of this Agreement:

STA Instruments : 600 Handpieces: 4 containers

3.	Prices to the Buyer.

A.	Wand Dental agrees to sell the Products to the Buyer at the prices specified below, except as otherwise noted herein. All prices to the Distributor are quoted in United States Dollars.

STA Instruments: $800 per instrument E.X.W. Wand Dental’s Warehouse, U.S.A (Incoterms 2020).

Handpieces; Container price $359,964 based on 356,400 units per container at $1,01 per unit. The units will be delivered from Tianjing factory to Anhui warehouse at the address: Room A509, Kechuang Center, No. 399, Meishan Road, Maanshan Economic and Technological Development Zone, Anhui China.

B.	Wand Dental reserves the right at any time during the Term of this Agreement to change its prices within ninety (90) days written notice to the Buyer.

4.	Orders and Shipments.

A.	All orders for Products are subject to acceptance by Wand Dental. A formal numbered purchase order from the Seller is required before the order is considered firm.

B.

Wand Dental shall not be liable to the Seller or the Seller’s customers for any delays in executing orders by reasons of acts of government, strikes, transportation condition, labor or material shortages, embargoes, fires, wars and/or civil disturbances, adverse weather conditions, or other causes beyond the control of Wand Dental.

5.	Warranty.

Warranty Terms

Products are supplied for use in accord with approved label instructions only. Wand Dental warrants the Products are free from defects in material and manufacture and conform to Wand Dental’s specifications at the time of shipment. Purchaser shall at all times store and transport the Products in accord with all storage or transport conditions set by Wand Dental. Subject to verification by Wand Dental, if any Product fails to conform to the specifications or any defect in material or manufacture appears: 1) for Products which are within two (2) years from the date of installation with proper documentation of date of installation; or without proper documentation two (2) years from the original shipment date and 2) for related Consumable Products within 30 days from the date of shipment, Wand Dental’s entire liability and Purchaser’s exclusive remedy shall be, at Wand Dental’s sole discretion, the repair or replacement of the defective Products.

Limitations to Warranty

Maintenance and repairs during the Warranty term shall be the responsibility of Purchaser. This warranty does not cover any damage to Products or injury to an operator or patient due to misuse, alteration of the product, improper site selection, and maintenance or operation by Purchaser or any others which is contrary to recommended instructions and design parameters for the Products.  This warranty does not cover damage or defects resulting from repair of the Products by anyone other than a Wand Dental representative. Certain items which are refurbished or otherwise reconditioned are also excluded from the terms of this warranty. This warranty does not cover any damage due to accidents, vandalism, fire, flood, other environmental factors or any other Force Majeure. If you have questions regarding warranty coverage, please contact Wand Dental Purchaser Service.

THIS WARRANTY IS MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING OR OF PERFORMANCE, CUSTOM OR USAGE OF TRADE; OR ANY IMPLIED WARRANTY AGAINST PATENT INFRINGEMENT.

UNDER NO CIRCUMSTANCES SHALL WAND DENTAL BE LIABLE FOR DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO THE PRODUCTS. These limitations apply regardless of whether such damages are sought based on breach of contract, negligence, strict liability in tort, or any other legal theory. The liability of Wand Dental relating to any order by Purchaser shall in no event exceed the total amount of the payments received by Wand Dental relating to such order. Without regard to any applicable statute of limitations, Purchaser agrees that any legal action related to any order must be commenced within ninety (90) days of the purchase date.

6.	Expenses of Distributor’s Business.

The Buyer shall be responsible for any and all expenses, charges, fees, and taxes that may be levied or imposed by any and all authorities within the Territory or elsewhere upon, or by reason of, the carrying on of its activities under this Agreement.

7.	Payment.

A.

Payment terms for the STA instruments are: 25% deposit is required with the PO 90 days before shipping. The balance is due when Wand Dental confirms the readiness to ship. Prices are payable in US Dollars and are exclusive of freight, insurance, VAT, and/or applicable sales taxes (Incoterms 2020). Unless otherwise specified in writing, payment for the order will be made to Wand Dental by electronic bank transfer (BACS Payments) in US Dollars. Credit terms, if any, are at Wand Dental's sole discretion and may be altered at any time.

Payment terms for the handpieces are: 25% deposit is required with the PO 90 days before shipping. The balance is due 90 days after, upon receipt of the Handpieces at Anhui warehouse.

B.	Guarantee of Payments

Both Michelle Zhang and Solee Science & Technology U.S.A., Ltd will be responsible and guarantee for all payments on purchases.

8.	Termination

A.	Either party shall be able to terminate this Agreement with Thirty (90) days written notice to the other party at any time during the Term.

All payments will be immediately due on all outstanding balances.

9.	Governing Language and Law.

This Agreement shall be governed by the laws of the State of New York, without regards to its conflicts of laws principles, and the parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts located in the Southern District of New York.

10.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

In Witness Whereof, the parties have duly executed this Agreement in duplicate originals on the day and year set forth below:

Wand Dental , Inc.	Solee Science & technology USA

By: _________________________	By: _________________________

Name: _________________________	Name: _________________________

Title: _________________________	Title: _________________________

Date: _________________________	Date: _________________________

Michelle Zhang

By:         _________________________

Name:         _________________________

Title:         _________________________

Date:         _________________________

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